EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-149583 of Duncan Energy Partners L.P. on Form S-3 of our report dated March 2, 2009 (August 27, 2009 as to the effects of the adoption of SFAS 160 and the related disclosures in Notes 1 and 3) relating to the consolidated financial statements of Duncan Energy Partners L.P and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs (i) indicating the financial statements of Duncan Energy Partners L.P. were prepared from the separate records maintained by Enterprise Products Partners L.P. or affiliates and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated entity and (ii) concerning the retrospective adjustments related to the adoption of SFAS 160), appearing in this Current Report on Form 8-K of Duncan Energy Partners L.P.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
August 27, 2009